Exhibit 99.1

Defense Industries International Announces a Follow-On Order from a Leading US Supplier of Armored Buses and Military Field Logistic Equipment for Approximately $1.3 Million.

ASHKELON, Israel, April 17, 2007, Defense Industries International, Inc. (OTCBB: DFNS), a leading manufacturer and global provider of personal military and civilian protective equipment and supplies, today announced that following the frame agreement to serve as a non-exclusive manufacturer and marketing representative of a leading U.S. provider of armored buses as well as receipt of a first time order for producing armored busses announced in February 2007, the Company has just received a follow-on order for two additional buses for a total sum of approximately $0.4 million that is scheduled to be delivered in June 2007, and orders for military field logistic equipment, consisting of military unique stretchers, ballistic panels and tactical vests, all together totaling for approximately $1.3 Million

Joseph Postbinder, CEO of Defense Industries said: “In February, when we signed the frame-agreement and received our first order from this leading U.S. provider of armored buses, we were excited to win business from such a prestigious company. Now that we’ve received a follow-on order, we’re absolutely delighted that this company has found that our superb products meet their demanding specifications. We look forward to a long-term fruitful collaboration.”

About Defense Industries International, Inc.

Defense Industries International, Inc. is a leading manufacturer and global provider of personal military and civilian protective equipment and supplies. Defense Industries’ main products include body armor, bomb disposal suits and bullet-resistant vests and jackets; ballistic wall covers, ceramic armor plates and lightweight armor UHMW-PE plates; personal military equipment, battle pouch units and combat harness units; dry storage units, liquid logistics, tents and vehicle covers; winter suits, sleeping bags and backpacks. The Company’s manufacturing facilities meet U.S. EQNET and international ISO 9001 standards. The Company has three principal subsidiaries, Export Erez Ltd., Achidatex Nazareth Elite ltd. and Owen Mills in the USA. For additional information, please visit the Company’s web site at www.defense-industries.com

Safe Harbor Statement

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Certain statements contained in this press release are “forward-looking statements” within the meaning of applicable federal securities laws, including, without limitation, anything relating or referring to future financial results and plans for future business development activities, and are thus prospective. Forward-looking statements are inherently subject to risks and uncertainties some of which cannot be predicted or quantified based on current expectations. Such risks and uncertainties include, without limitation, the risks and uncertainties set forth from time to time in reports filed by the company with the Securities and Exchange Commission. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements contained herein. The company undertakes no obligation to publicly release updates to these forward-looking statements made to reflect new events or circumstances after the date hereof. Neither the Company nor its agents assume responsibility for the accuracy and completeness of the forward-looking statements.

Contact:
Integrated Investor Relations
Ayelet Shaked Shiloni, 972-77-7171-050
1-866-44-786-33
ayelet.shaked@012.net.il